Exhibit 99.1

August 9, 2022

Encision Reports First Quarter Fiscal Year 2023 Results

Boulder, Colorado, August 9, 2022 -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous radiant energy burns in minimally invasive surgery, today announced financial results for its fiscal year 2023 first quarter that ended June 30, 2022.

The Company posted quarterly net revenue of $2.15 million for a quarterly net income of $265 thousand, or $0.02 per diluted share. These results compare to net revenue of $2.01 million for a quarterly net loss of $7 thousand, or $0.00 per diluted share, in the year-ago quarter. Gross margin on net revenue was 60% in the fiscal 2023 first quarter and 51% in the fiscal 2022 first quarter. Gross margin increased in the current year’s first quarter compared to last year’s first quarter due principally to higher service revenue gross margin.

“The first quarter presented significant challenges for Encision,” said Gregory Trudel, President and CEO of Encision Inc. “During the first quarter of fiscal year 2023 and fiscal year 2022, COVID resurgences continued to impact procedure volumes. COVID has had, and will likely continue to have, an adverse impact on our procedure volumes. We continue to encounter supply chain issues and work tirelessly to deliver a steady mix of products to our customers who depend on us. Encision continues to be positive as we navigate the ups and downs of the pandemic market and the new-normal supply chain turmoil. We continuously look for opportunities to serve our customers with new products, to work smarter, and to drive increased efficiencies. In spite of limited customer access, our sales and marketing efforts are yielding new customers for our new EnTouch® 2X Scissors and recently released AEM® Shield Disposable Electrodes. We look forward to the contributions that these new products will make as the market bounces back.”

“Service revenue for our first quarter of fiscal year 2023 resulted from services performed under a Supply Agreement with Auris Health, Inc. (“Auris Health”), a part of the Johnson & Johnson family of companies. Under the agreement, Encision collaborated on the integration of AEM® Technology into monopolar instrumentation produced by Auris Health for advanced surgical applications. On August 23, 2021, we entered into a Supply Agreement with Auris Health. Towards the end of the first quarter business needs took a different direction and on May 5, 2022, the parties mutually agreed to terminate all the agreements. We enjoyed collaborating with the team at J&J and we look forward to future opportunities to work together.”

Encision Inc. designs and markets a portfolio of high-performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company’s distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2022 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.

Unaudited Condensed Statements of Operations

(in thousands, except per share information)

	Three Months Ended
	June 30, 2022	June 30, 2021
Product revenue	$1,696	$1,718
Service revenue	458	290
Total revenue	2,154	2,008
	—
Product cost of revenue	870	838
Service cost of revenue		143
Total cost of revenue	870	981

Gross profit	1,284	1,027
Operating expenses:
Sales and marketing	503	528
General and administrative	344	327
Research and development	170	177
Total operating expenses	1,017	1,032
Operating income (loss)	267	(5)
Interest expense, extinguishment of debt income and other income, net	(2)	(2)
Income (loss) before provision for income taxes	265	(7)
Provision for income taxes	—	—
Net income (loss)	$265	$(7)
Net income (loss) per share—basic and diluted	$0.02	$0.00
Weighted average number of basic shares	11,720	11,583
Weighted average number of diluted shares	12,021	11,583

Encision Inc.

Unaudited Condensed Balance Sheets

(in thousands)

	June 30, 2022	March 31, 2022
ASSETS
Cash	$828	$950
Accounts receivable, net	921	948
Inventories, net	1,799	1,584
Prepaid expenses and other assets	101	120
Total current assets	3,649	3,602
Equipment, net	235	189
Right of use asset	715	786
Patents, net	178	181
Other assets	42	34
Total assets	$4,819	$4,792
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$388	$576
Secured notes	23	22
Accrued compensation	221	191
Other accrued liabilities	115	125
Accrued lease liability	371	362
Total current liabilities	1,118	1,276
Secured notes	201	206
Accrued lease liability	477	564
Unsecured promissory note	—	—
Total liabilities	1,796	2,046
Common stock and additional paid-in capital	24,288	24,275
Accumulated (deficit)	(21,265)	(21,529)
Total shareholders’ equity	3,023	2,746
Total liabilities and shareholders’ equity	$4,819	$4,792

Encision Inc.

Unaudited Condensed Statements of Cash Flows

(in thousands)

	Three Months Ended
	June 30, 2022	June 30, 2021
Operating activities:
Net income (loss)	$265	$(7)
Adjustments to reconcile net income (loss) to cash (used in) operating activities:
Depreciation and amortization	20	27
Share-based compensation expense	12	8
(Recovery from) doubtful accounts, net	—	(25)
(Recovery from) inventory obsolescence, net	(1)	(49)
Changes in operating assets and liabilities:
Right of use asset, net	(8)	(5)
Accounts receivable	27	(91)
Inventories	(214)	(97)
Prepaid expenses and other assets	11	44
Accounts payable	(188)	132
Accrued compensation and other accrued liabilities	20	(65)
Net cash (used in) operating activities	(56)	(128)

Investing activities:
Acquisition of property and equipment	(58)	(7)
Patent costs	(5)	(7)
Net cash (used in) investing activities	(63)	(14)

Financing activities:
(Paydown of) secured notes	(3)	(3)
Net cash (used in) provided by financing activities	(3)	(3)

Net (decrease) in cash	(122)	(145)
Cash, beginning of period	950	1,474
Cash, end of period	$828	$1,329